Exhibit 99.1

For Immediate Release	Media Contact: Kellee McGahey (843) 529-5574
Analyst Contact: Jim Mabry (843) 529-5593

South State Corporation Reports 2017 Results and

Quarterly Cash Dividend

COLUMBIA, S.C.—January 23, 2018—South State Corporation (NASDAQ: SSB) today released its unaudited results of operations and other financial information for the three-month and twelve-month period ended December 31, 2017.  Highlights for the fourth quarter and the annual period of 2017 include the following:

•      Full year 2017 financial results:

o	Net income was $87.6 million, compared with $101.3 million in 2016, a 13.6% decline
o	Diluted earnings per share (EPS) of $2.93, compared with $4.18, a 29.9% decline
o	Adjusted net income (non-GAAP) was $145.1 million, compared with $110.1 million, a 31.8% increase
o	Adjusted diluted EPS (non-GAAP) of $4.85, compared with $4.55, a 6.6% increase

•      Fourth quarter 2017 financial results:

o	Net income was $2.4 million, compared with $35.0 million in the third quarter of 2017, a decline of $32.6 million, or 93.1%
o	Diluted EPS of $0.08, compared with $1.19, a decline of $1.11, or 93.3%
o	Adjusted net income (non-GAAP) was $41.4 million, compared to $35.7 million, a 15.8% increase, or $5.7 million
o	Adjusted diluted EPS (non-GAAP) of $1.30, compared to $1.22, a 6.6% increase
o

During the fourth quarter of 2017, there were two major events which impacted the quarter and reduced net income and EPS: (1) merger expenses associated with the acquisition of Park Sterling Corporation (Park Sterling or PSTB) of $12.4 million, net of tax or $0.39 per diluted share, and (2) Tax Cuts & Jobs Act (Tax Act) was signed into law on December 22, 2017, resulting in an estimated reduction in the value of our net deferred tax asset by $26.6 million, or $0.83 per diluted share

•      Performance ratios during 2017 compared to 2016

o	Return on average assets totaled 0.77% compared to 1.16%
o	Adjusted return on average assets (non-GAAP) was 1.28% compared to 1.26%
o	Return on average tangible equity (non-GAAP) was to 9.63% compared to 14.72%
o	Adjusted return on average tangible equity (non-GAAP) decreased to 15.49% from 15.94%
o	Efficiency ratio was 67.1% up from 64.2%, due primarily to merger costs associated with Southeastern Bank Financial Corporation (SBFC or Southeastern) and PSTB transactions in 2017 of $44.5 million
o	Adjusted efficiency ratio (non-GAAP) was 59.2% down from 62.9% (excluding merger-related and conversion expenses and securities gains, net)

•      Balance sheet linked quarter

o	Cash and cash equivalents declined by $26.3 million
o	Net loan growth, excluding PSTB balances, was 5.6% annualized, or $115.8 million
o

Investment securities portfolio increased by $337.0 million with the acquisition of PSTB, which added $462.7 million.  The company had maturities, calls and sales throughout the quarter; and in December sold some of the newly acquired securities and used the proceeds to pay off some PSTB borrowings

o	Noninterest bearing deposits increased by $541.9 million, and interest bearing deposits increased by $1.9 billion, with $536.2 million and $1.9 billion respectively, coming from the merger with PSTB

o	Other borrowings increased by $133.1 million as a result of a net increase of approximately $91.0 million in FHLB advances and $40.9 in assumed trust preferred debt from PSTB
o	Shareholders’ equity increased $676.1 million, primarily from the issuance of 7.5 million common shares of the Company in the PSTB merger
o	Total equity to total assets increased to 15.96% from 14.62%
o	Tangible equity to tangible assets (non-GAAP) decreased to 9.23% from 9.36%

•      Asset quality

o	Nonperforming assets (NPAs) increased by $2.6 million, or 7.8%, to $36.1 million at December 31, 2017 from the level at September 30, 2017, and was down $2.5 million, or 6.5% from December 31, 2016
o	NPAs to total assets improved to 0.25% at December 31, 2017, from 0.30% at September 30, 2017 and from 0.43% at December 31, 2016
o

Net charge offs on non-acquired loans were 0.02% annualized, or $265,000, compared to $547,000, or 0.04% annualized in the third quarter of 2017.  In 2017, the net charge offs were 0.04%, or $2.2 million compared to 0.06%, or $2.7 million in 2016

o

Net charge offs (recoveries) on acquired non-credit impaired loans were 0.07%, or $402,000, compared to 0.00%, or ($4,000) recovery in the third quarter of 2017.  In 2017, net charge-offs were 0.07%, or $1.2 million compared to 0.07%, or $669,000 in 2016

o	Coverage ratio of ALLL on non-acquired non-performing loans was 293% at December 31, 2017 compared to 251% at December 31, 2016

Quarterly Cash Dividend

The Board of Directors of South State Corporation declared a quarterly cash dividend on January 18, 2018, of $0.33 per share payable on its common stock.  This per share amount is the same as last quarter, and $0.01 per share, or 3.0% higher than the dividend paid a year ago.  The dividend will be payable on February 16, 2018 to shareholders of record as of February 9, 2018.

Merger with Park Sterling Corporation and $10.0 Billion Impact

South State Corporation

Park Sterling Corporation

Acquisition Date of November 30, 2017

				Fair Value of
				Net Assets
				Acquired at
	As Recorded	Fair Value		Date of
(Dollars in thousands)	by PSTB	Adjustments		Acquisition
Assets
Cash and cash equivalents	$116,454	$—		$116,454
Investment securities	461,261	1,444	(a)	462,705
Loans held for sale	2,200	68,686	(b)	70,886
Loans	2,346,612	(95,878)	(b)	2,250,734
Premises and equipment	61,059	(4,882)	(c)	56,177
Intangible assets	73,090	(46,915)	(d)	26,175
Other real estate owned and repossessed assets	2,549	(429)	(e)	2,120
Bank owned life insurance	72,703	—		72,703
Deferred tax asset	17,963	11,596	(f)	29,559
Other assets	21,595	(476)	(g)	21,119
Total assets	$3,175,486	$(66,854)		$3,108,632
Liabilities
Deposits:
Noninterest-bearing	$561,874	$—		$561,874
Interest-bearing	1,886,810	2,692	(h)	1,889,502
Total deposits	2,448,684	2,692		2,451,376
Federal funds purchased and securites sold under agreements to repurchase	—	—		—
Other borrowings	329,249	11,689	(i)	340,938
Other liabilities	24,179	2,131	(j)	26,310
Total liabilities	2,802,112	16,512		2,818,624
Net identifiable assets acquired over liablities assumed	373,374	(83,366)		290,008
Goodwill	—	402,951		402,951
Net assets acquired over liabilities assumed	$373,374	$319,585		$692,959
Consideration:
South State Corporation common shares issued				7,480,343
Purchase price per share of the Company's common stock				$92.05

Company common stock issued and cash exchanged for fractional shares				$688,654
Cash paid for stock option redemptions				4,305
Fair value of total consideration transferred				$692,959

Fair Value Adjustments:

(a)	represents the reversal of PSTB's existing fair value adjustment of $3.1 million and the fair value adjustment of $1.6 million.
(b)

represents approximately 2.3%, or $55.3 million, credit mark of the loan portfolio and 2.6% total fair value adjustment, or $60.9 million, (marks have been adjusted for loans sold during Dec. 2017). Also, reversal of PSTB's ending allowance for loan losses of $12.5 million and $21.3 million of existing PSTB fair value adjustment. This also includes a relcass of $68.7 million by SSB of Shared National Credits (loans) from loans held for investment to loans held for sale.

(c)

represents reversal of PSTB's existing fair value adjustment of $4.1 million and the fair value adjustment of $809,000 for appraisals and judgments on bank premises, including liquidation values used for specific assets

(d)	represents approximately 1.66% Core Deposit Intangible, or $26.2 million. Also, wrote off $63.3 million of existing Goodwill and $9.8 million of existing CDI acquired from PTSB.
(e)	represents 17% or $428,000 discount (fair value adjustment) of OREO.
(f)	represents deferred tax asset related to fair value adjustments with effective tax rate of 35.8%. This includes an adjustment from the PSTB rate to SSB rate.
(g)	represents write off of accrued interest receivable and certain prepaid balances.

(h)	represents estimated premium for fixed maturity time deposits of $2.95 million. Also includes the write off of existing PSTB fair value adjustment related to time deposit marks of $253,000.
(i)	represents the removal of the existing PSTB discount on TRUPs and other debt of $14.03 million, and recording the new discount (fair value adjustment) of $2.363 million on TRUPs.
(j)

represents fair value adjustment of certain SERP and deferred compensation liabilities of $1.5 million for vested portion as well as other fair value adjustments to other liabilities associated with the merger.

South State crossed $10.0 billion in total assets in January of 2017 with the Southeastern merger.  Beginning in the first quarter of 2018, our FDIC insurance costs will increase as a result of having been over $10.0 billion in total assets for four consecutive quarters.  Including the PSTB impact, we currently estimate the added expense to be approximately $500,000 annually.

Effective in July of 2018, the cap on interchange fees under the Durbin amendment will be in place.  Including the Park Sterling impact, we estimate a 2018 reduction of interchange fees, beginning July 1, 2018, of approximately $8.5 million on a pre-tax basis.

Also, as a part of crossing $10.0 billion in total assets, we will submit our first Dodd-Frank Act Stress Test (DFAST) in July of 2019.

Fourth Quarter 2017 Financial Performance

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands, except per share data))	2017	2017	2017	2017	2016	2017	2016
INCOME STATEMENT
Interest income
Loans, including fees (8)	$108,319	$95,864	$93,600	$91,752	$76,709	$389,535	$308,461
Investment securities, federal funds sold and securities purchased under agreements to resell	9,505	8,547	9,179	9,234	5,979	36,465	24,702
Total interest income	117,824	104,411	102,779	100,986	82,688	426,000	333,163
Interest expense
Deposits	4,220	2,974	2,661	2,497	1,423	12,353	5,803
Federal funds purchased, securities sold under agreements to repurchase, and other borrowings	1,330	1,118	1,087	1,127	665	4,661	2,514
Total interest expense	5,550	4,092	3,748	3,624	2,088	17,014	8,317
Net interest income	112,274	100,319	99,031	97,362	80,600	408,986	324,846
Provision for loan losses	3,808	2,062	2,313	3,707	622	11,890	6,819
Net interest income after provision for loan losses	108,466	98,257	96,718	93,655	79,978	397,096	318,027
Noninterest income	39,098	36,040	37,574	36,435	32,831	149,147	130,330
Pre-tax operating expense	86,981	80,023	82,232	83,699	70,400	332,935	286,234
Branch consolid./acquisition and merger expense	17,621	1,551	4,307	21,024	4,841	44,503	8,081
Total noninterest expense	104,602	81,574	86,539	104,723	75,241	377,438	294,315
Income before provision for income taxes	42,962	52,723	47,753	25,367	37,568	168,805	154,042
Provision for income taxes, includes deferred tax revaluation	40,541	17,677	15,930	7,103	13,391	81,251	52,760
Net income	$2,421	$35,046	$31,823	$18,264	$24,177	$87,554	$101,282

Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$2,421	$35,046	$31,823	$18,264	$24,177	$87,554	$101,282
Securities gains, net of tax	(22)	(349)	(73)	—	—	(445)	(81)
Provision for income taxes, deferred tax revaluation	26,558	—	—	—	—	26,558	—
FDIC LSA early termination, net of tax	—	—	—	—	—	—	2,938
Branch consolid./acquisition and merger expense, net of tax	12,431	1,031	2,870	15,137	3,814	31,469	5,960
Adjusted net income (non-GAAP)	$41,388	$35,728	$34,620	$33,401	$27,991	$145,136	$110,099

Basic earnings per common share	$0.08	$1.20	$1.09	$0.63	$1.01	$2.95	$4.22
Diluted earnings per common share	$0.08	$1.19	$1.08	$0.63	$1.00	$2.93	$4.18
Adjusted net income per common share - Basic (non-GAAP) (3)	$1.31	$1.23	$1.19	$1.16	$1.16	$4.89	$4.58
Adjusted net income per common share - Diluted (non-GAAP) (3)	$1.30	$1.22	$1.18	$1.15	$1.15	$4.85	$4.55
Dividends per common share	$0.33	$0.33	$0.33	$0.33	$0.32	$1.32	$1.21
Basic weighted-average common shares outstanding	31,654,947	29,114,574	29,094,908	28,891,669	24,035,960	29,686,076	23,998,278
Diluted weighted-average common shares outstanding	31,905,505	29,385,041	29,364,916	29,158,523	24,287,496	29,921,684	24,219,047
Effective tax rate	94.36%	33.53%	33.36%	28.00%	35.64%	48.13%	34.25%

The Company reported consolidated net income of $2.4 million, or $0.08 per diluted common share for the three-months ended December 31, 2017, a $32.6 million decrease from the third quarter of 2017.  Interest income was up $13.4 million from an increase in non-acquired loan interest income of $2.5 million during the fourth quarter, and from an increase of $10.1 million from acquired loan interest income due to the merger with PSTB and the addition of their $2.3 billion loan portfolio.  In addition, investment securities income increased by $746,000 due primarily to the addition of the PSTB securities portfolio.  Interest expense increased by $1.5 million, with $887,000 attributable to certificate and other time deposits, $373,000 increase in transaction and money market accounts and $164,000 increase in other borrowings.  These increases were primarily related to the merger with PSTB.  The Company paid off all the FHLB advances and other senior and subordinated debt assumed from Park Sterling totaling $304.0 million (retained $40.0 million of Trust Preferred Debt).  Our funding cost was 0.29% for the fourth quarter of 2017, an increase of 0.05% from the third quarter of 2017.  Compared to the fourth quarter of 2016, our cost of funds increased by 0.14% which is primarily the result of the addition of the Southeastern and the Park Sterling merger where both entities cost of funds was higher than legacy South State’s.  The total provision for loan losses increased $1.7 million compared to the third quarter of 2017.  Valuation allowance (impairment) related to acquired loans was $1.1 million higher than third quarter of 2017, as multiple pools had impairments.  The provision for loan losses related to acquired non-credit impaired loans was higher by $406,000, as the third quarter of 2017 was a net recovery, and the provision for loan losses on non-acquired loans was $233,000 higher than last quarter primarily related to loan growth, including PSTB.  Noninterest income increased by $3.1 million from fees on deposit accounts, recoveries on acquired loans, trust and investment services income, and mortgage banking income.  Noninterest expense increased by $23.0 million, with $16.1 million from merger expenses and salaries and employee benefits of $3.5 million being the two largest increases.  The increase was the result of our merger with PSTB during the quarter.

Income Tax Expense

During the quarter, our effective income tax rate increased to 94.36% from 33.53% in the third quarter of 2017.  The year-to-date (YTD) effective income tax rate was 48.13% compared to 34.25% in 2016.  On December 22, 2017, the Tax Act was signed into law and resulted in the Company revaluing its net deferred tax asset downward by an estimated $26.6 million resulting in the large increase in the effective rate for 2017.  Without this revaluation impact, the Company’s effective tax rate would have been 32.40% for 2017.  This decline was primarily related to: (1) excess tax benefit associated with vested or exercised nonqualified stock options included in determination of the effective tax rate during the year and (2) an increase in tax-exempt income from bank owned life insurance (BOLI) policies, loans and securities.

“South State completed two acquisitions, crossed the $10 billion regulatory threshold and reported strong financial results in 2017.  Assets total over $14 billion and we serve over 700,000 customers in markets from Virginia to Georgia,” said Robert R. Hill, Jr., CEO of South State Corporation.  “We look forward to 2018 and are excited about the prospects for continued growth.”

Balance Sheet and Capital

	Ending Balance
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2017	2017	2017	2017	2016
BALANCE SHEET
Assets
Cash and cash equivalents	$377,627	$403,934	$431,890	$663,126	$374,448
Investment securities:
Securities held to maturity	2,529	3,678	4,166	6,095	6,094
Securities available for sale, at fair value	1,650,710	1,320,679	1,341,652	1,381,013	999,405
Other investments	20,530	12,439	13,076	13,501	9,482
Total investment securities	1,673,769	1,336,796	1,358,894	1,400,609	1,014,981
Loans held for sale	70,890	46,321	65,995	46,988	50,572
Loans:
Acquired credit impaired	618,803	578,863	602,481	627,340	602,546
Acquired non-credit impaired	3,507,907	1,455,555	1,585,981	1,715,642	836,699
Non-acquired	6,492,155	6,230,327	5,992,393	5,564,307	5,241,041
Less allowance for non-acquired loan losses	(43,448)	(41,541)	(40,149)	(38,449)	(36,960)
Loans, net	10,575,417	8,223,204	8,140,706	7,868,840	6,643,326
Other real estate owned ("OREO")	11,203	13,527	14,430	20,007	18,316
Premises and equipment, net	255,565	198,146	201,539	203,505	183,510
Bank owned life insurance	225,132	151,402	150,476	149,562	104,148
Deferred tax asset	45,902	41,664	39,921	43,075	31,123
Mortgage servicing rights	31,119	29,937	29,930	30,063	29,037
Core deposit and other intangibles	73,789	50,472	52,966	55,461	39,848
Goodwill	999,586	597,236	595,817	595,711	338,340
Other assets	126,590	76,471	71,877	73,123	72,943
Total assets	$14,466,589	$11,169,110	$11,154,441	$11,150,070	$8,900,592

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$3,047,432	$2,505,570	$2,635,147	$2,599,111	$2,199,046
Interest-bearing	8,485,334	6,556,451	6,396,507	6,434,327	5,135,377
Total deposits	11,532,766	9,062,021	9,031,654	9,033,438	7,334,423
Federal funds purchased and securities sold under agreements to repurchase	286,857	291,099	334,018	352,431	313,773
Other borrowings	216,385	83,307	98,147	107,988	55,358
Other liabilities	121,661	99,858	85,137	76,313	62,450
Total liabilities	12,157,669	9,536,285	9,548,956	9,570,170	7,766,004

Shareholders' equity:
Preferred stock - $.01 par value; authorized 10,000,000 shares	—	—	—	—	—
Common stock - $2.50 par value; authorized 80,000,000 shares	91,899	73,168	73,148	73,077	60,576
Surplus	1,807,601	1,136,352	1,134,328	1,132,173	711,307
Retained earnings	419,847	427,093	401,706	379,534	370,916
Accumulated other comprehensive loss	(10,427)	(3,788)	(3,697)	(4,884)	(8,211)
Total shareholders' equity	2,308,920	1,632,825	1,605,485	1,579,900	1,134,588
Total liabilities and shareholders' equity	$14,466,589	$11,169,110	$11,154,441	$11,150,070	$8,900,592

Common shares issued and outstanding	36,759,656	29,267,369	29,259,264	29,230,734	24,230,392

At December 31, 2017, the Company’s total assets were $14.5 billion, an increase of $3.3 billion from September 30, 2017, and an increase of $5.6 billion, or 62.5% from December 31, 2016.  Total assets acquired from SBFC, including goodwill, totaled $2.1 billion in January 2017; and total assets acquired from PSTB, including goodwill, totaled $3.1 billion.  During the fourth quarter of 2017, cash and cash equivalents declined by $26.3 million and other real estate owned (OREO) declined by $2.3 million.  All other categories of assets and liabilities increased from the merger with PSTB.  Non-acquired loan growth totaled $261.8 million, or 16.7% annualized growth.  Acquired loans declined by approximately $121.3 million, excluding Park Sterling.  Total deposits increased $2.5 billion from September 30, 2017, with $2.4 billion coming from the merger with Park Sterling.  Without the impact of Park Sterling, deposits increased $47.4 million, or 2.1%, during the fourth quarter of 2017.  Fed funds purchased and securities sold under repurchase agreements decreased by $4.2 million during the fourth quarter to $286.9 million.  Other borrowings increased by $133.1 million during the fourth quarter of 2017 compared to the third quarter of 2017.  This increase was the result of trust preferred debt assumed from PSTB totaling $40.9 million plus FHLB advances of $100.0 million in December, offset by FHLB advances that were repaid of approximately $9.0 million in October 2017.

The Company’s book value per common share increased to $62.81 per share at December 31, 2017, compared to $55.79 at September 30, 2017 and $46.82 at December 31, 2016.  The increase in capital during the fourth quarter of 2017 was related to the merger with PSTB and added $688.7 million in equity.  During 2017, book value increased by $15.99 per share which included the impact of both the merger with

SBFC and PSTB.  The Company’s outstanding shares increased by 12.5 million primarily from the two mergers (5.0 million related to SBFC and 7.5 million related to PSTB) in 2017.  Accumulated other comprehensive income (“AOCI”) decreased $6.6 million due primarily to an unrealized loss in the AFS securities portfolio, during the fourth quarter of 2017, of $6.5 million, net of tax.   Tangible book value (“TBV”) per common share decreased by $0.05 per share to $33.61 at December 31, 2017, compared to $33.66 at September 30, 2017, and increased by $2.39 per share, or 7.7%, from $31.22 at December 31, 2016.  The quarterly decrease of $0.05 per share in tangible book value was primarily the result of (1) earnings per share, excluding amortization of intangibles, of $0.12, offset by the dividend paid to shareholders of $0.33 per share; (2) a decrease in AOCI (see above) of $0.18 per share; offset by (3) the exercise of stock options and issuance of stock related to employee stock purchase plan which increased tangible book value by $0.03 per share.  The decrease in tangible book value per share also reflects the additional 7.5 million shares issued in the PSTB merger and the increase in capital reduced by goodwill and amortizing intangible asset (CDI).

“Despite the impact of two mergers and the revaluation of our deferred tax assets during 2017, our tangible book value per share improved by $2.39, or 7.7% to $33.61 per share,” said John C. Pollok, COO and CFO.  “In addition, total risk based capital was estimated to equal 13.0%, and tangible common equity to tangible assets was 9.23%.”

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2017	2017	2017	2017	2016	2017	2016
PERFORMANCE RATIOS
Return on average assets (annualized)	0.08%	1.25%	1.15%	0.68%	1.08%	0.77%	1.16%
Adjusted return on average assets (annualized) (non-GAAP) (3)	1.33%	1.28%	1.25%	1.25%	1.26%	1.28%	1.26%
Return on average equity (annualized)	0.51%	8.57%	7.98%	4.74%	8.50%	5.26%	9.17%
Adjusted return on average equity (annualized) (non-GAAP) (3)	8.75%	8.73%	8.69%	8.67%	9.84%	8.71%	9.97%
Return on average tangible common equity (annualized) (non-GAAP) (7)	1.59%	14.93%	14.16%	8.87%	13.42%	9.63%	14.72%
Adjusted return on average tangible common equity (annualized) (non-GAAP) (3) (7)	15.83%	15.21%	15.34%	15.55%	15.44%	15.49%	15.94%
Efficiency ratio (tax equivalent)	68.50%	59.48%	62.80%	77.51%	65.82%	67.07%	64.16%
Adjusted efficiency ratio (non-GAAP) (9)	56.96%	58.35%	59.67%	61.95%	61.59%	59.16%	62.89%
Dividend payout ratio (2)	399.30%	27.56%	30.33%	52.82%	32.06%	44.11%	28.91%
Book value per common share	$62.81	$55.79	$54.87	$54.05	$46.82
Tangible common equity per common share (non-GAAP) (7)	$33.61	$33.66	$32.70	$31.77	$31.22

CAPITAL RATIOS
Equity-to-assets	15.96%	14.62%	14.39%	14.17%	12.75%
Tangible equity-to-tangible assets (non-GAAP) (7)	9.23%	9.36%	9.11%	8.85%	8.88%
Tier 1 common equity (6)	11.5%	12.1%	11.9%	11.9%	11.7%
Tier 1 leverage (6)	10.3%	10.3%	10.1%	10.0%	9.9%
Tier 1 risk-based capital (6)	12.6%	12.9%	12.8%	12.8%	12.4%
Total risk-based capital (6)	13.0%	13.5%	13.3%	13.3%	13.0%

OTHER DATA
Number of branches	182	129	129	129	118
Number of employees (full-time equivalent basis)	2,719	2,255	2,261	2,277	2,055

Asset Quality

	Ending Balance
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)	2017	2017	2017	2017	2016
NONPERFORMING ASSETS:
Non-acquired
Non-acquired nonperforming loans	$14,831	$12,896	$13,499	$13,035	$14,745
Non-acquired OREO and other nonperforming assets	2,536	6,330	4,633	5,705	3,998
Total non-acquired nonperforming assets	17,367	19,226	18,132	18,740	18,743
Acquired
Acquired nonperforming loans	9,447	6,401	5,793	4,950	4,834
Acquired OREO and other nonperforming assets	9,263	7,846	10,439	14,992	15,026
Total acquired nonperforming assets	18,710	14,247	16,232	19,942	19,860
Total nonperforming assets	$36,077	$33,473	$34,364	$38,682	$38,603

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 30,	Dec. 31,	Dec. 30,
	2017	2017	2017	2017	2016	2017	2016
ASSET QUALITY RATIOS:
Allowance for non-acquired loan losses as a percentage of non-acquired loans (1)	0.67%	0.67%	0.67%	0.69%	0.71%	0.67%	0.71%
Allowance for non-acquired loan losses as a percentage of non-acquired nonperforming loans	292.95%	322.12%	297.42%	294.97%	250.66%	292.95%	250.66%
Net charge-offs on non-acquired loans as a percentage of average non-acquired loans (annualized) (1)	0.02%	0.04%	0.05%	0.05%	0.05%	0.04%	0.06%
Net charge-offs on acquired non-credit impaired loans as a percentage of average acquired non-credit impaired loans (annualized) (1)	0.07%	0.00%	0.10%	0.08%	0.06%	0.07%	0.07%
Total nonperforming assets as a percentage of total assets	0.25%	0.30%	0.31%	0.35%	0.43%
Excluding Acquired Assets
NPLs as a percentage of period end non-acquired loans (1)	0.23%	0.21%	0.23%	0.23%	0.28%
Total nonperforming assets as a percentage of total non-acquired loans and repossessed assets (1) (4)	0.27%	0.31%	0.30%	0.34%	0.36%
Total nonperforming assets as a percentage of total assets (5)	0.12%	0.17%	0.16%	0.17%	0.21%

During the fourth quarter of 2017, overall asset quality remained strong and total nonperforming assets totaled $36.1 million, representing 0.25% of total assets, which is a decline of 5 basis points from the third quarter of 2017 and 18 basis points from December 31, 2016.  NPAs increased by $2.6 million in the fourth quarter of 2017, primarily related to acquired non-credit impaired loans and acquired OREO, with the merger of PSTB.   Compared to December 31, 2016, NPAs have declined by $2.5 million, or 6.5%.  During the fourth quarter of 2017, non-acquired NPAs, excluding acquired loans and acquired OREO, declined by $1.9 million to $17.4 million.  This was the result of a $3.8 million decrease in non-acquired OREO and other nonperforming assets owned, partially offset by $1.9 million increase in non-acquired nonperforming loans for the quarter.

During the fourth quarter, the Company reported $9.4 million in nonperforming loans related to “acquired non-credit impaired loans.”  This was an increase of $3.0 million from the balance at September 30, 2017, which was primarily the result of the merger with PSTB.  Additionally, acquired nonperforming OREO and other assets owned increased by $1.4 million from September 30, 2017 and declined by $5.8 million from December 31, 2016.

At December 31, 2017, the allowance for non-acquired loan losses was $43.4 million, or 0.67%, of non-acquired period-end loans and $41.5 million, or 0.67%, at September 30, 2017, and down from 0.71% when the ALLL was $37.0 million at December 31, 2016.  The current allowance for loan losses provides 2.93 times coverage of period-end non-acquired nonperforming loans, down from 3.22 times at September 30, 2017, and 2.51 times at December 31, 2016.  Net charge-offs within the non-acquired portfolio were $265,000, or 0.02% annualized, in the fourth quarter of 2017, compared to $547,000 for the third quarter of 2017, or 0.04% annualized.  Fourth quarter 2016 net charge-offs totaled $644,000, or 0.05% annualized.  The net charge-offs currently being experienced were primarily from overdraft and ready reserve accounts within the loan portfolio.  During the fourth quarter of 2017, the provision for non-acquired loan losses totaled $2.2 million compared to $1.9 million in the third quarter of 2017, and $284,000 in the fourth quarter of 2016.  The increase in the non-acquired provision for loan losses in the fourth quarter of 2017 compared to the third quarter of 2017 resulted primarily from the risk and uncertainties in new and expanded markets resulting from the merger with PSTB.  For 2017 and 2016, the Company experienced 0.04% and 0.06%, respectively, in annual net charge offs, or $2.2 million and $2.7 million, respectively.

Net charge offs (recoveries) related to “acquired non-credit impaired loans” were $402,000, or 0.07% annualized, in the fourth quarter of 2017.  The Company recorded a provision for loan losses, accordingly, during the fourth quarter of 2017.  Net charge-offs increased by $406,000, as in the third quarter the Company reported ($4,000) in net recoveries.  In the fourth quarter of 2016, net charge-offs totaled $122,000, or 0.06% annualized.  For 2017 and 2016, the Company experienced 0.07% in annual net charge offs of acquired non-credit impaired loans.

The Company recorded net impairment within certain acquired credit impaired loan pools across many of the acquired portfolios during the fourth quarter of 2017.  The net impact, which increased the valuation allowance, totaled $1.2 million compared to $127,000 increase in the third quarter of 2017.

Total OREO decreased to $11.2 million at December 31, 2017, down from $13.5 million at September 30, 2017.  This decrease was the result of the disposition of 27 properties of both acquired and non-acquired OREO.  Partially offsetting the decline was the addition of OREO from the merger with PSTB which added $2.1 million in OREO and the addition of transfers in of OREO during the quarter.

Net Interest Income and Margin

	Three Months Ended
	December 31, 2017			September 30, 2017			December 31, 2016
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
YIELD ANALYSIS	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets:
Federal funds sold, reverse repo, and time deposits	$216,386	$793	1.45%	$169,511	$581	1.36%	$330,571	$619	0.74%
Investment securities (taxable)	1,256,347	7,269	2.30%	1,169,451	6,646	2.25%	850,546	4,446	2.08%
Investment securities (tax-exempt)	202,480	1,443	2.83%	186,108	1,320	2.81%	112,888	914	3.22%
Loans held for sale	39,586	347	3.48%	52,609	503	3.79%	51,383	414	3.21%
Loans	9,082,330	107,972	4.72%	8,227,544	95,361	4.60%	6,581,678	76,295	4.61%
Total interest-earning assets	10,797,129	117,824	4.33%	9,805,223	104,411	4.22%	7,927,066	82,688	4.15%
Noninterest-earning assets	1,547,237			1,306,130			942,480
Total Assets	$12,344,366			$11,111,353			$8,869,546

Interest-Bearing Liabilities:
Transaction and money market accounts	$4,523,525	$1,443	0.13%	$3,940,519	$1,070	0.11%	$3,398,091	$654	0.08%
Savings deposits	1,388,183	508	0.15%	1,373,301	522	0.15%	796,747	121	0.06%
Certificates and other time deposits	1,319,107	2,269	0.68%	1,058,812	1,382	0.52%	896,820	648	0.29%
Federal funds purchased and repurchase agreements	307,079	324	0.42%	307,730	276	0.36%	321,168	156	0.19%
Other borrowings	102,309	1,006	3.90%	92,951	842	3.59%	55,328	509	3.66%
Total interest-bearing liabilities	7,640,203	5,550	0.29%	6,773,313	4,092	0.24%	5,468,154	2,088	0.15%
Noninterest-bearing liabilities	2,827,699			2,715,089			2,269,588
Shareholders' equity	1,876,464			1,622,951			1,131,804
Total Non-IBL and shareholders' equity	4,704,163			4,338,040			3,401,392
Total liabilities and shareholders' equity	$12,344,366			$11,111,353			$8,869,546
Net interest income and margin (NON-TAX EQUIV.)		$112,274	4.13%		$100,319	4.06%		$80,600	4.04%
Net interest margin (TAX EQUIVALENT)			4.18%			4.11%			4.09%

Overall Cost of Funds (including demand deposits)			0.21%			0.17%			0.11%

Non-taxable equivalent net interest income was $112.3 million for the fourth quarter of 2017, a $12.0 million increase from the third quarter of 2017, resulting primarily from the addition of acquired loans from the merger with PSTB.  The highlights are below:

1.

Average balance of non-acquired loans increased by approximately $218.1 million and resulted in non-acquired loan interest income of $62.6 million, a $2.5 million increase from the third quarter of 2017.  The yield on total non-acquired loans was 3.91% up from 3.89% in the third quarter of 2017.

2.

Acquired loan interest income increased $10.1 million from the third quarter of 2017, to $45.4 million.  The yield on acquired loans for the fourth quarter of 2017 (including the merger with PSTB) was 6.57% and decreased from 6.65% in the third quarter of 2017, and the average balance increased by $636.7 million in the fourth quarter of 2017.  The decline in the acquired loan yield was primarily the result of the payoffs of acquired loans during the quarter.  Any future decline in the acquired loan yield will be primarily dependent upon the level of loan pay downs and pay-offs each quarter within the acquired loan portfolio.  The fourth quarter of 2017 total loan yield (including PSTB) was 4.72% up from 4.60% in the third quarter of 2017 and from 4.61% in the fourth quarter of 2016;

3.

The investment securities portfolio increased by $337.0 million, net with the merger of PSTB, and the average balance increased $103.3 million, compared to the third quarter of 2017.  Subsequent to the merger, the Company sold approximately $90.0 million of the securities portfolio acquired from PSTB.  This resulted in $746,000 in additional securities interest income in the fourth quarter compared to the third quarter of 2017, and at a slightly higher yield; and

4.

Interest expense increased by $1.5 million in the fourth quarter of 2017 compared to the third quarter of 2017.  This increase was within most categories of funding, except savings deposits, from the merger with PSTB and the increase in interest rates on certificate and other time deposits.  Total cost of funds on interest-bearing liabilities was 29 basis points, an increase of 5 basis points from the third quarter of 2017 and up 14 basis points from the fourth quarter of 2016.  The merger with Park Sterling resulted in an increase in the Company’s interest-bearing liabilities of approximately $866.9 million for the fourth quarter of 2017.  The overall funding cost of PSTB was higher than legacy South State’s cost of funds.

Tax-equivalent net interest margin improved 7 basis points from the third quarter of 2017 and improved by 9 basis points from the fourth quarter of 2016.  The yield /cost on all asset categories and all funding categories increased, except savings deposits.  During the fourth quarter of 2017, the Company’s average total assets increased to $12.3 billion from $11.1 billion at September 30, 2017 and from $8.9 billion at December 31, 2016.  Average earning assets totaled $10.8 billion up $991.9 million compared to the third quarter of 2017.  Average interest-bearing liabilities totaled $7.6 billion for the fourth quarter of 2017 up from $6.8 billion at the end of the third quarter of 2017, and up from $5.5 billion at December 31, 2016.  Average non-interest bearing demand deposits increased by $112.6 million during the fourth quarter of 2017 from the merger with PSTB; and increased by $558.1 million from December 31, 2016, due primarily to the mergers with SBFC and PSTB.  Including the impact of noninterest bearing deposits, the Company’s cost of funds was 21 basis points for the fourth quarter of 2017 compared to 17 basis points in the third quarter of 2017, and compared to 11 basis points in the fourth quarter of 2016.

Accretable Yield Rollforward (Acquired credit impaired loans)
December 31, 2017	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)	2017	2017	2017	2017	2016
Balance at beginning of period	$132,575	$139,283	$149,723	$155,379	$164,098
Interest income *	(13,561)	(14,362)	(14,297)	(15,214)	(15,907)
Additions from Georgia Bank & Trust Acquisition	307	—	—	4,603	—
Additions from Park Sterling Bank Acquisition	8,829	—	—	—	—
Improved/(Decline in) cash flows affecting nonaccretable difference	5,118	7,756	3,954	5,062	7,177
Other changes, net	(173)	(102)	(97)	(107)	11
Balance at end of period	$133,095	$132,575	$139,283	$149,723	$155,379

*Interest income does not include interest income from loan advances post-acquisition on lines of credit, late fees or other loan fees.

The table above reflects the quarterly roll forward of the acquired credit impaired loan accretable yield.  This table includes the additional accretable yield of $8.8 million from the Park Sterling merger.

The Company recognized noncash loan interest income from the discount (fair value adjustment) on the acquired noncredit impaired loan portfolio of $6.1 million, $2.2 million; $3.3 million; $4.2 million; and $943,000, respectively during the five quarters.  The remaining balance of this discount on the acquired noncredit impaired loan portfolio totals $65.2 million at December 31, 2017.

Noninterest Income and Expense

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands)	2017	2017	2017	2017	2016	2017	2016
Noninterest income:
Fees on deposit accounts	$23,560	$22,448	$22,155	$21,719	$20,457	$89,882	$82,897
Mortgage banking income	3,744	3,446	5,195	5,569	4,443	17,954	20,547
Trust and investment services income	6,698	6,310	6,452	5,941	5,191	25,401	19,764
Securities gains, net	33	525	110	—	—	668	122
Amortization of FDIC indemnification asset	—	—	—	—	—	—	(5,902)
Recoveries of fully charged off acquired loans	2,925	1,944	2,171	1,532	1,335	8,572	6,465
Other	2,138	1,367	1,491	1,674	1,405	6,670	6,437
Total noninterest income	$39,098	$36,040	$37,574	$36,435	$32,831	$149,147	$130,330

Noninterest expense:
Salaries and employee benefits	$50,735	$47,245	$47,580	$48,886	$40,722	$194,446	$164,663
Net occupancy expense	6,707	6,214	6,048	6,388	5,348	25,357	21,712
Information services expense	6,686	6,003	6,413	6,360	5,196	25,462	20,549
Furniture and equipment expense	4,146	3,751	3,877	3,794	3,246	15,568	12,403
Bankcard expense	2,894	2,748	2,886	2,770	2,864	11,298	11,723
OREO expense and loan related	1,073	1,753	1,753	2,142	1,574	6,721	6,307
Business development and staff related	2,107	1,728	1,958	2,070	1,609	7,863	7,049
Amortization of intangibles	2,857	2,494	2,495	2,507	1,890	10,353	7,577
Professional fees	1,338	1,265	1,599	1,773	2,039	5,975	6,702
Supplies, printing and postage expense	1,433	1,491	1,570	1,654	1,369	6,148	6,279
FDIC assessment and other regulatory charges	895	918	989	1,122	734	3,924	3,896
Advertising and marketing	1,563	852	989	559	799	3,963	3,092
Other operating expenses	4,547	3,561	4,075	3,674	3,010	15,857	14,282
Merger & branch consolidation expense	17,621	1,551	4,307	21,024	4,841	44,503	8,081
Total noninterest expense	$104,602	$81,574	$86,539	$104,723	$75,241	$377,438	$294,315

Noninterest income totaled $39.1 million during the fourth quarter of 2017, an increase of $3.1 million from the third quarter of 2017.  The increase was generally the result of our merger with PSTB and the inclusion of one month of income.  The following provides additional explanations of noninterest income:

•	Higher recoveries on acquired credit impaired loans of $981,000 (no impact from the merger with PSTB);
•

Higher mortgage banking income of $298,000, from $453,000 increase in income related to the mortgage servicing right, net of the hedge, from improved mortgage interest rates and less compression, offset by lower gains in the secondary market of $155,000 from less mortgage volume (minor impact from PSTB);

•

Higher fees on deposit accounts of $1.1 million from higher service charges on deposit accounts from NSF fees, increase in fees associated with debit card usage, and higher retail fees.  The impact from one month of PSTB on these income items totaled approximately $770,000, or 70% of the total increase;

•	Higher income on trust and investment services of $388,000 partially from PSTB addition;
•	Higher other income of $771,000 from the merger with PSTB and fewer losses on fixed assets.

Compared to the fourth quarter of 2016, noninterest income grew by $6.3 million.  The increase was primarily related to the two mergers of SBFC and PSTB:

1.	Higher trust and investment services income of $1.5 million,
2.	Higher fees on deposit accounts with more customers from the mergers totaling $3.1 million,
3.	Higher recoveries of acquired credit impaired loans totaling $1.6 million (no impact from PSTB or SBFC),
4.	Lower mortgage banking income of $699,000 due primarily to lower volume of mortgages sold in the secondary market (minor impact of PSTB), and
5.	Increase in other income of $733,000 from the cash surrender value of BOLI acquired, from rental income, and from safe deposit rentals.

Noninterest expense was $104.6 million in the fourth quarter of 2017, an increase of $23.0 million from $81.6 million in the third quarter of 2017.  Merger and conversion related expense increased $16.1 million from the cost incurred associated with the merger with PSTB during the quarter.  The increases in most other categories was due to the operating expenses of PSTB for the month of December.  OREO and trouble loan related expense was less in the fourth quarter of 2017 by $680,000, compared to the third quarter of 2017.  The Company experienced lower losses related to write downs of former branch facilities and lower losses associated with acquired OREO sold during the fourth quarter of 2017.

Compared to the fourth quarter of 2016, noninterest expense was $29.4 million higher.  The increase was primarily due to five categories of expense:  (1) merger-related and conversion cost increased $12.8 million related to the merger with PSTB, (2) salaries and benefits increased $10.0 million due to the additional employees from Southeastern and Park Sterling and the related benefits and incentives, (3) information services increased $1.5 million due primarily to the branches added from PSTB and Southeastern mergers, (4) net occupancy and furniture and equipment expense increased by $1.4 million and $900,000, respectively, due to the addition of branches added from the Park Sterling and Southeastern mergers, and (5) amortization of intangibles increased $967,000, from additional core deposit intangible from the Park Sterling and Southeastern mergers.

South State Corporation will hold a conference call today, January 23, 2018 at 10 a.m. Eastern Time, during which management will review earnings and performance trends.  Callers wishing to participate may call toll-free by dialing 877-506-9272.  The number for international participants is 412-380-2004.  The conference ID number is 10115795.  Participants can also listen to the live audio webcast through the Investor Relations section of www.SouthStateBank.com.  A replay will be available beginning January 23, 2018 by 2:00 p.m. Eastern Time until 9:00 a.m. on February 6, 2018.  To listen to the replay, dial 877-344-7529 or 412-317-0088.  The passcode is 10115795.

***************

South State Corporation is a financial services company headquartered in Columbia, South Carolina with approximately $14.5 billion in assets.  South State Bank, the company’s primary subsidiary, provides consumer, commercial, mortgage, and wealth management solutions throughout the Carolinas, Georgia and Virginia.  South State has served customers since 1934.  Additional information is available at www.SouthStateBank.com.

Non-GAAP Measures

Statements included in this press release include non-GAAP measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.  Management believes that these non-GAAP measures provide additional useful information which allows readers to evaluate the ongoing performance of the Company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.

	Three Months Ended					Twelve Months Ended
	Dec. 31,	Sept. 30,	June 30,	Mar.31,	Dec.31,	Dec. 31,	Dec.31,
(Dollars in thousands, except per share data)	2017	2017	2017	2017	2016	2017	2016
RECONCILIATION OF GAAP TO Non-GAAP
Adjusted net income (non-GAAP) (3)
Net income (GAAP)	$2,421	$35,046	$31,823	$18,264	$24,177	$87,554	$101,282
Securities gains, net of tax	(22)	(349)	(74)	—	—	(445)	(81)
Provision for income taxes - Deferred Tax Asset Write-Off	26,558	—	—	—	—	26,558	—
FDIC LSA early termination, net of tax	—	—	—	—	—	—	2,938
Merger and branch consolidation/acq. expense, net of tax	12,431	1,031	2,870	15,137	3,814	31,469	5,960
Adjusted net income (non-GAAP)	$41,388	$35,728	$34,619	$33,401	$27,991	$145,136	$110,099

Adjusted net income per common share - Basic (3)
Earnings per common share - Basic (GAAP)	$0.08	$1.20	$1.09	$0.63	$1.01	$2.95	$4.22
Effect to adjust for securities gains	(0.00)	(0.01)	(0.00)	—	—	(0.02)	(0.01)
Effect to adjust for provision for income tax DTA Write-Off	0.84	—	—	—	—	0.89	—
Effect to adjust for FDIC LSA early termination	—	—	—	—	—	—	0.12
Effect to adjust for merger & branch consol./acq expenses	0.39	0.04	0.10	0.53	0.15	1.06	0.25
Adjusted net income per common share - Basic (non-GAAP)	$1.31	$1.23	$1.19	$1.16	$1.16	$4.89	$4.58

Adjusted net income per common share - Diluted (3)
Earnings per common share - Diluted (GAAP)	$0.08	$1.19	$1.08	$0.63	$1.00	$2.93	$4.18
Effect to adjust for securities gains	(0.00)	(0.01)	(0.00)	—	—	(0.02)	(0.00)
Effect to adjust for provision for income tax DTA Write-Off	0.83	—	—	—	—	0.89	—
Effect to adjust for FDIC LSA early termination	—	—	—	—	—	—	0.12
Effect to adjust for merger & branch consol./acq expenses	0.39	0.04	0.10	0.52	0.15	1.05	0.25
Adjusted net income per common share - Diluted (non-GAAP)	$1.30	$1.22	$1.18	$1.15	$1.15	$4.85	$4.55

Adjusted Return of Average Assets (3)
Return on average assets (GAAP)	0.08%	1.25%	1.15%	0.68%	1.08%	0.77%	1.16%
Effect to adjust for provision for income tax DTA Write-Off	0.85%	0.00%	0.00%	0.00%	0.00%	0.23%	0.00%
Effect to adjust for securities gains	0.00%	-0.01%	0.00%	0.00%	0.00%	0.00%	0.00%
Effect to adjust for FDIC LSA early termination	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.03%
Effect to adjust for merger & branch consol./acq expenses	0.40%	0.04%	0.10%	0.57%	0.18%	0.28%	0.07%
Adjusted return on average assets (non-GAAP)	1.33%	1.28%	1.25%	1.25%	1.26%	1.28%	1.26%

Adjusted Return of Average Equity (3)
Return on average equity (GAAP)	0.51%	8.57%	7.98%	4.74%	8.50%	5.26%	9.17%
Effect to adjust for securities gains	0.00%	-0.09%	-0.02%	0.00%	0.00%	-0.03%	0.00%
Effect to adjust for provision for income tax DTA Write-Off	5.62%	0.00%	0.00%	0.00%	0.00%	2.13%	-0.01%
Effect to adjust for FDIC LSA early termination	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.27%
Effect to adjust for merger & branch consol./acq expenses	2.62%	0.25%	0.73%	3.93%	1.34%	1.35%	0.54%
Adjusted return on average equity (non-GAAP)	8.75%	8.73%	8.69%	8.67%	9.84%	8.71%	9.97%

Adjusted Return on Average Common Tangible Equity (3) (7)
Return on average common equity (GAAP)	0.51%	8.57%	7.98%	4.74%	8.50%	5.26%	9.17%
Effect to adjust for securities gains	0.00%	-0.09%	-0.02%	0.00%	0.00%	-0.03%	-0.01%
Effect to adjust for provision for income tax DTA Write-Off	5.62%	0.00%	0.00%	0.00%	0.00%	2.13%	0.00%
Effect to adjust for FDIC LSA early termination	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.27%
Effect to adjust for merger & branch consol./acq expenses	2.63%	0.25%	0.72%	3.93%	1.34%	1.89%	0.54%
Effect to adjust for intangible assets	7.07%	6.48%	6.66%	6.88%	5.60%	6.24%	5.97%
Adjusted return on average common tangible equity (non-GAAP)	15.83%	15.21%	15.34%	15.55%	15.44%	15.49%	15.94%
Return on average common equity (GAAP)
Tangible Book Value Per Common Share (7)
Book value per common share (GAAP)	$62.81	$55.79	$54.87	$54.05	$46.82
Effect to adjust for intangible assets	(29.20)	(22.13)	(22.17)	(22.28)	(15.60)
Tangible book value per common share (non-GAAP)	$33.61	$33.66	$32.70	$31.77	$31.22

Tangible Equity-to-Tangible Assets (7)
Equity-to-assets (GAAP)	15.96%	14.62%	14.39%	14.17%	12.75%
Effect to adjust for intangible assets	-6.73%	-5.26%	-5.28%	-5.32%	-3.87%
Tangible equity-to-tangible assets (non-GAAP)	9.23%	9.36%	9.11%	8.85%	8.88%

Footnotes to tables:

(1)	Loan data excludes mortgage loans held for sale.
(2)	The dividend payout ratio is calculated by dividing total dividends paid during the period by the total net income for the same period.
(3)

Adjusted earnings, adjusted return on average assets, and adjusted return on average equity are non-GAAP measures and exclude the after-tax effect of gains on acquisitions, gains or losses on sales of securities, other-than-temporary-impairment (OTTI), and merger and branch consolidation related expense.  It also reflects an adjustment for the deferred tax asset revaluation in the fourth quarter of 2017.  Management believes that non-GAAP adjusted measures provide additional useful information that allows readers to evaluate the ongoing performance of the company.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  Adjusted earnings and the related adjusted return measures (non-GAAP) exclude the following from net income (GAAP) on an after-tax basis:  (a) pre-tax merger and branch consolidation related expense of  $17.6 million, $1.6 million, $4.3 million, $21.0 million, and $4.8 million, for the quarters ended December 31, 2017, September 30, 2017, June 30, 2017, March 31, 2017, and December 31, 2016, respectively; (b) securities gains, net of $33,000, $525,000 and $110,000 for the quarter ended December 31, 2017, September 30, 2017 and June 30, 2017, and (c) FDIC Loss Share Agreement (LSA) Early Termination of $5.9 million for the twelve month period ended December 31, 2016.  In the fourth quarter of 2017, the Company revalued its net deferred tax assets with the Tax Act of 2017 with an increase in our income tax provision of $26.6 million.

(4)	Repossessed assets include OREO and other nonperforming assets.
(5)	Calculated by dividing total non-acquired NPAs by total assets.
(6)	December 31, 2017 ratios are estimated and may be subject to change pending the final filing of the FR Y-9C; all other periods are presented as filed.
(7)

The tangible measures are non-GAAP measures and exclude the effect of period end or average balance of intangible assets.  The tangible returns on equity and common equity measures also add back the after-tax amortization of intangibles to GAAP basis net income.  Management believes that these non-GAAP tangible measures provide additional useful information, particularly since these measures are widely used by industry analysts for companies with prior merger and acquisition activities.  Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company.   Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company's results or financial condition as reported under GAAP.  The sections titled "Reconciliation of Non-GAAP to GAAP" provide tables that reconcile non-GAAP measures to GAAP.

(8)

Includes noncash loan interest income related to the discount on acquired performing loans of $6.1 million, $2.2 million; $3.3 million; $4.2 million; and $943,000, respectively during the five quarters above.

(9)

Adjusted efficiency ratio is calculated by taking the noninterest expense excluding branch consolidation cost and merger cost divided by net interest income and noninterest income excluding securities gains (losses), OTTI and FDIC early termination of the loss share agreement, which occurred in the second quarter of 2016 and included in the YTD ratio.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this communication, which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements generally include words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “possible” and other similar expressions. South State Corporation (“South State”) cautions readers that forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: (1) the outcome of any legal proceedings instituted against South State or Park Sterling Corporation (“Park Sterling”); (2) the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where South State and Park Sterling do business; (3) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (4) diversion of management’s attention from ongoing business operations and opportunities; (5) potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; (6) South State’s ability to complete the integration of Park Sterling successfully; (7) credit risks associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed under the terms of any loan-related document; (8) interest risk involving the effect of a change in interest rates on the bank’s earnings, the market value of the bank’s loan and securities portfolios, and the market value of South State’s equity; (9) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (10) risks associated with an anticipated increase in South State’s investment securities portfolio, including risks associated with acquiring and holding investment securities or potentially determining that the amount of investment securities South State desires to acquire are not available on terms acceptable to South State; (11) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (12) transaction risk arising from problems with service or product delivery; (13) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (14) regulatory change risk resulting from new laws, rules, regulations, accounting principles, proscribed practices or ethical standards, including, without limitation, increased capital requirements (including, without limitation, the impact of the capital rules adopted to implement Basel III), Consumer Financial Protection Bureau rules and regulations, and potential changes in accounting principles relating to loan loss recognition; (15) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (16) reputation risk that adversely affects earnings or capital arising from negative public opinion; (17) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (18) cybersecurity risk related to the dependence of South State and Park Sterling on internal computer systems and the technology of outside service providers, as well as the potential impacts of third party security breaches, subjects each company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events; (19) economic downturn risk potentially resulting in deterioration in the credit markets, greater than expected non-interest expenses, excessive loan losses and other negative consequences, with risks could be exacerbated by potential negative economic developments resulting from federal spending cuts and/or one or more federal budget-related impasses or actions; (20) greater than expected noninterest expenses; (21) excessive loan losses; (22) failure to realize synergies and other financial benefits from, and to limit liabilities associated with, mergers and acquisitions within the expected time frame; (23) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with merger and acquisition integration, including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; (24) the risks of fluctuations in market prices for South State common stock that may or may not reflect economic condition or performance of South State; (25) the payment of dividends on South State common stock is subject to regulatory supervision as well as the discretion of the board of directors of South State, South State’s performance and other factors; and (26) other risks and uncertainties disclosed in South State’s or Park Sterling’s most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (“SEC) or disclosed in documents filed or furnished by South State or Park Sterling with or to the SEC after the filing of such Annual Reports on Form 10-K, and of which could cause actual results to differ materially from future results expressed, implied or otherwise anticipated by such forward-looking statements.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. South State does not undertake any obligation to update or otherwise revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by federal securities laws.  As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.